Herman Miller Reports Third Quarter Fiscal 2021 Results
•Retail and International sales growth helps offset near-term demand pressures in North America Contract
•Retail momentum accelerates with sales growth of 63%, order growth of 81%, and operating margin of 20.1%
•Consolidated operating margin expansion over the prior year
Webcast to be held Thursday, March 18, 2021, at 9:30 am ET

Release	Immediate
Date	March 17, 2021
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Third Quarter Fiscal 2021 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
(Dollars in millions, except per share data)	February 27, 2021	February 29, 2020	% Chg.	February 27, 2021	February 29, 2020	% Chg.
Net Sales	$590.5	$665.7	(11.3)%	$1,843.6	$2,010.8	(8.3)%
Gross Margin %	39.1%	36.5%	N/A	39.3%	37.0%	N/A
Operating Expenses	$175.5	$189.4	(7.3)%	$502.2	$562.3	(10.7)%
Restructuring Expenses	$0.3	$3.5	(91.4)%	$1.5	$9.6	(84.4)%
Operating Earnings %	9.3%	7.6%	N/A	12.0%	8.6%	N/A
Adjusted Operating Earnings %*	9.4%	9.0%	N/A	12.2%	9.5%	N/A
Net Earnings Attributable to Herman Miller, Inc.	$41.5	$37.7	10.1%	$165.7	$164.5	0.7%
Earnings Per Share – Diluted	$0.70	$0.64	9.4%	$2.80	$2.78	0.7%
Adjusted Earnings Per Share – Diluted*	$0.65	$0.74	(12.2)%	$2.78	$2.47	12.6%
Orders	$566.1	$651.7	(13.1)%	$1,751.9	$2,003.3	(12.5)%
Backlog	$379.0	$411.2	(7.8)%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.

To our shareholders:

As we review our company's performance since the onset of the pandemic a year ago, we have much to be proud of and even more to look forward to. We are beginning to see a light at the end of the tunnel and have a renewed sense of optimism about the future.

We have a Retail business that continues to outperform, contract segments backed by a leading group of brands primed to leverage recent growth investments and our global dealer network, and the most talented and committed team in the industry.

While the post-pandemic world will undoubtedly be different, change always brings opportunity, and we believe that there has never been a greater opportunity for Herman Miller. With our differentiated capabilities and ability to serve both contract and consumer audiences everywhere they work, live, learn, heal, and play, we are confident in our ability to continue creating value for all of our stakeholders.

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Diversified Business Model Delivering Strong Profitability in the Current Environment
Consolidated net sales for the quarter of $590.5 million were down by 11% compared to last year and down 13% organically, which excludes the impact of foreign currency translation. Our Retail and International segments delivered a resilient performance, which helped offset continued pressures on the North America Contract segment as a result of COVID-19. Orders in the quarter of $566.1 million were down 13% compared to the prior year on a reported basis and down 14% organically. Additional perspective on the demand picture for each of our business segments follows:

Retail Segment
Momentum continued to accelerate in our Retail businesses, with sales and order growth rates of 63% and 81% over last year respectively. Both sales and orders exceeded the year-over-year growth rates in the prior quarter. Growth was broad-based across our Design Within Reach, HAY, and Herman Miller retail brands. While we have certainly benefited from the surge in demand for home offices generated by the pandemic, with order growth in the category exceeding 326%, the growth we’re experiencing in this segment extended across all of our retail categories. In fact, excluding the home office category and DWR Contract, Retail orders grew by 59% over last year.

North America Contract Segment
Our North America Contract business continued to be impacted by the pandemic with sales and orders down 35% and 38% compared to last year, respectively. Positive signs are emerging – vaccination efforts are progressing, infection and hospitalization rates have dropped dramatically in recent weeks, customers are actively preparing to return to their offices, CEO sentiment measures are improving, and new project inquiries at architecture and design firms reflect a positive trend over the last six months. In fact, we had an improved pace of new projects being added to our sales funnel with 28% sequential improvement from the second quarter and our pipeline data indicates that the back half of calendar 2021 is when many customers are anticipating these new projects will translate into orders associated with returning to their offices.

International Contract Segment
Our International business delivered growth in what remains a challenging demand environment in several key geographies around the world. Net sales were 6% above last year on a reported basis and up 1% on an organic basis. Orders were flat on a reported basis, while down 5% on an organic basis. Regional order growth in mainland Europe was led by the continued strength of the HAY brand, while China and Japan also contributed to quarterly growth. Order demand levels in Mexico and the Middle East were lower than last year.

Operating margin for the quarter was 9.3% compared to 7.6% last year. On an adjusted basis, our consolidated operating margin of 9.4% was 40 basis points higher than last year. These results were driven by a combination of gross margin expansion and our continued focus on managing operating expenses. Gross margin of 39.1% was 260 basis points higher than last year, reflecting strong channel and product mix. The Retail segment delivered another quarter of strong profitability with an operating margin of 20.1%. Operating expenses at the consolidated level, excluding restructuring expenses, were down $13.9 million from last year due to the combination of structural and temporary cost reductions we put in place to weather demand pressures from COVID-19.

We delivered earnings per share of $0.70 on a reported basis and $0.65 on an adjusted basis for the quarter, a year-over-year increase of 9.4% on a reported basis and a 12.2% decrease on an adjusted basis.

Our liquidity position also remains strong, with cash on hand and availability on our revolving credit facility totaling $662.2 million at the end of the quarter. Cash flow from operations during the quarter totaled $45.6 million. Our gross-debt to EBITDA ratio was 1.0x at quarter-end. With cash on hand of $397.4 million and gross debt of $327.0 million, our balance sheet reflected a net cash position at the end of the quarter. After the end of the quarter, we paid down $50 million of private placement notes at maturity with available cash on hand.

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Return to Offices is on the Horizon
Our Contract customers share our optimism. We are having more conversations with customers about their return to office plans, and importantly, the tone of these conversations has shifted dramatically – moving from exploration and ideation to urgency and execution. While many companies are rethinking their long-term real estate strategies, the workplace will continue to be an important differentiator for organizations seeking to attract and retain top talent and build strong corporate cultures.

This sentiment is supported by data. In a recent Future of Work report, 93% of executives indicated the office would be important for attracting and retaining talent in the post-pandemic environment and 96% felt the office would be an important part of creating a strong corporate culture post-COVID.1 Additionally, according to a recent PwC survey, 75% of executives expect at least half of their workforce to be back in the office by July 2021, 68% believe their employees need to be in the office at least three days a week to maintain a distinct company culture, and 87% of employees rated collaborating with their team members and building relationships as their top needs for the office.2

Our customers recognize they need to be ready to welcome their people back to a reimagined workplace, where employees have more flexibility to choose when and where they work, and office environments foster collaboration and community-building while also supporting focused work that is not easily done at home. With consensus building toward a late summer/early fall return to the office, more and more of our customers are leaning into our research and thought leadership around the future of the office to help them finalize their plans for the future (see https://www.hermanmiller.com/research/categories/white-papers/whats-the-future-of-the-office/).

Throughout the pandemic we have shared our belief that COVID-19 would accelerate a shift we’ve long been preparing for, where work can be done from any number of places and the office will need to become a destination – a place people want to come rather a place they are required to be. This is exactly what we’re seeing as customers are developing their post-pandemic workplace plans. This shift in the office landscape will generate incredible opportunity for Herman Miller Group as customers around the world rethink their real estate portfolios, redesign their workplaces, and seek to provide healthy and productive environments everywhere their people are working.

A New Day for Herman Miller Retail
Our Retail business delivered the highest quarterly sales level in its history this quarter. Year-to-date sales growth of 42% is also well in excess of industry growth of approximately 5% over the same period (as measured by the U.S. Census Bureau, Furniture and Home Furnishings Retail Sales). This exceptional performance is a result of the intentional investments we’ve made in this segment over the past two years. Today we have a differentiated Retail business built for long-term growth and led by an incredibly talented and experienced team of experts. They bring a deep understanding of retail trends and consumer behaviors as well as the discipline necessary to succeed as a true retailer as they continue to identify opportunities to grow this business.

The investments we’re making in our digital and eCommerce platforms are driving growth, as illustrated by a 313% increase in digital orders this quarter. Similar to the relaunch of the DWR website last summer, a redesign of the Herman Miller eCommerce experience is anticipated this spring, and HAY’s North America website will be refreshed later in 2021. With a much-improved marketing capability, we were able to capitalize on the 2020 holiday shopping season with the most comprehensive seasonal marketing campaign in our company’s history that encompassed all three retail brands.

Building on our strategy to capture new customers through a variety of premium in-person retail experiences tailored to local market needs, we are celebrating the opening of several physical locations. We opened a new small format DWR store in Southampton, NY in early March. Following the successful opening of our first four Herman Miller Seating stores, we are opening our next store in Greenwich, CT later this month. Finally, last week we opened our new location in the Fulton Market area of Chicago. This space will showcase the entire Herman Miller Group of brands, including both a contract showroom space and dedicated retail spaces for Design Within Reach, HAY, and Herman Miller Seating.
1 Ernst & Young, LLP and Urban Land Institute. Future of Work. October 2020.
2 PwC. US Remote Work Survey. January 2021.

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Favorable trends in new home construction, home renovation, and long-term demand for high-performing home office spaces are expected for the foreseeable future. In fact, in a recent survey of 1,000 office workers who are working at home due to COVID-19, our research team found that nearly eight out of ten believe a better home office setup would help them be more productive and 95% agreed they need improvements such as an ergonomically designed chair, extra monitor, or height adjustable desk to feel more comfortable and healthy working from home (see https://www.hermanmiller.com/press/press-releases/the-secret-to-a-healthier-2021-may-be-in-how-we-sit/).

Given the projections of continued demand for home furnishings, and our own initiatives to drive growth – including expanded product assortments, digital marketing, new brick-and-mortar stores, and further expansion of our gaming portfolio – we are confident in the long-term potential of our Retail business. We expect to see double digit sales growth and operating margins in the low teens going forward for this segment.

International Continues to Outperform
Our global footprint also provides reasons for optimism. In regions where the impact of the pandemic has already lessened, our customers are resuming their workplace investments, giving us confidence that we will see similar rebounds in other regions as the pandemic retreats.

The recently acquired HAY brand continues to be an important contributor to our International growth, with quarterly orders 18% above last year. The HAY team continues to partner with leading designers around the globe to create high quality products that are accessible and appealing to a wide audience.

Additionally, our consumer channel business continues to grow beyond North America. Our latest Herman Miller Seating Store opened in Tokyo, Japan in December 2020, and is the first outside the United States. Consistent with what we’ve seen in our North America stores, this new store is outperforming expectations and bringing new customers to Herman Miller. Our digital initiatives are also driving results abroad as we’ve seen strong performance from our recently relaunched UK eCommerce store.

Recovery in established markets around the world, our growing presence in emerging markets, and the opportunity to continue to capture global market share all reinforce our belief that we have only just begun to unlock the full potential of a truly global Herman Miller Group.

Innovation as a Differentiator
One of our greatest strengths has always been our ability to bring innovative solutions to market. Of course, this includes product innovation–with our legacy of designing innovative and disruptive products–but today our focus extends beyond products and includes new business models, technology, and customer segments.

Our innovation incubation team is a stand-alone function responsible for identifying emergent concepts that can drive growth across the enterprise. Early successes include our entry into gaming, our Herman Miller Seating Stores, and our Inside Access program that enables our corporate customers to extend our partnership as a benefit to their employees seeking to furnish their home environments. Our recent inclusion in Fast Company’s annual list of the World's Most Innovative Companies further confirms our long-held belief that our innovation capabilities continue to differentiate Herman Miller from the competition.

The latest in a series of innovative solutions designed to accelerate growth in the Contract business is Herman Miller Professional – a digital ecosystem designed to meet customer demand for a simple and efficient design and product specification solution. Herman Miller Professional will deliver seamless online experiences to small- and medium-sized businesses, a segment that has historically been underserved by the traditional contract furniture model, while also helping our dealers capture new clients and revenue. Businesses will be able to design their spaces with product from the Herman Miller family of brands, leverage an online quoting and purchasing process to complete their order, and select from several delivery options, including white glove service where appropriate. North America pilots are planned to begin in the fourth quarter with broader rollout in fiscal 2022.

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Using Our Business as a Force for Good
Our founder, D.J. De Pree, believed “a business is rightly judged by its products and services, but it must also face scrutiny as to its humanity.” More than 100 years after our founding, we are as committed as ever to operating our company in the best interests of stockholders while also using our business as a force for good.

This past summer we announced a set of actions we would take to increase diversity, equity, and inclusion (DEI) in our company and raise awareness about DEI issues in our industry and our communities. In our third quarter, progress toward our goals included:

–Welcoming Cheryl Kern as Vice President of Global Diversity, Equity, and Inclusion. Cheryl will help us further refine and expand our DEI strategy.
–Extending mitigating bias training beyond senior leadership to all managers across our global enterprise.
–Partnering with Michael Ford to host “Conversations for Change.” Michael has been touring the country with a remixed Eames Lounge Chair with the names of victims of racism in the US handwritten onto the frame. He’s been inviting people of influence to join him for honest conversations about racial inequity, social justice, and hope for real and lasting change (see https://www.hermanmiller.com/press/press-releases/herman-miller-and-hip-hop-architect-michael-ford-host-conversations-for-change-series/).

External recognition, including recently being named as one of Newsweek’s Most Responsible Companies of 2020 and our 14th consecutive inclusion in the Human Rights Campaign Foundation’s Corporate Equality Index, serves as further validation that we are having a positive impact in the communities where we live and work.

While more work remains, we are excited by the progress we have made toward our goals and are committed to doing our part to make our company, our industry, and our communities a safer and more equitable place for everyone.

Outlook
While we are encouraged by positive signs in each of our businesses, the overall global demand environment and potential pace of recovery remains uncertain. From a demand perspective, our contract sales funnel is pointing to increased demand in the back half of calendar 2021. From a cost perspective, like other industries, we are experiencing commodity pressures, especially associated with steel prices. We are also reinstating our employer retirement contributions, which we temporarily suspended for the first three quarters of fiscal 2021. Our ongoing cost reduction initiatives and a planned price increase will help offset these pressures over time.

We are ready to capitalize on the increased demand expected as the global contract market begins to recover. We believe that recovery, along with our expectation for sustained momentum in our Retail business and our global, multi-channel distribution model, puts us in a strong position to drive growth in our business as we reach the other side of the global pandemic.

Focused on the Future
Through a challenging quarter and difficult year, we’ve stayed focused on our strategy and remain committed to our purpose–design for the good of humankind. We are leveraging our deep understanding of how people work and what it takes to create exceptional workplaces as we walk alongside our Contract customers to redesign dynamic workplace solutions that meet the needs of a changed workforce. At the same time, we are helping our residential customers around the world create home environments that inspire and improve post-pandemic living. We plan to continue investing in diversifying our business and product portfolios, building a high-performing retail business, strengthening our omni-channel distribution network, and growing our digital capabilities. We will call upon the incredible talents of our teams around the world as we respond with speed and agility to new opportunities that arise as the world continues to evolve and emerge from this pandemic.

We appreciate your continued investment in our company and look forward to growing together in the future.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

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Financial highlights for the three and nine months ended February 27, 2021 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended				Nine Months Ended
	February 27, 2021		February 29, 2020		February 27, 2021		February 29, 2020
Net Sales	$590.5	100.0%	$665.7	100.0%	$1,843.6	100.0%	$2,010.8	100.0%
Cost of Sales	359.6	60.9%	422.4	63.5%	1,118.4	60.7%	1,265.9	63.0%
Gross Margin	230.9	39.1%	243.3	36.5%	725.2	39.3%	744.9	37.0%
Operating Expenses	175.5	29.7%	189.4	28.5%	502.2	27.2%	562.3	28.0%
Restructuring Expenses	0.3	0.1%	3.5	0.5%	1.5	0.1%	9.6	0.5%
Operating Earnings	55.1	9.3%	50.4	7.6%	221.5	12.0%	173.0	8.6%
Gain on Consolidation of Equity Method Investment	—	—%	—	—%	—	—%	30.5	1.5%
Other (Income) Expenses, net	(1.5)	(0.3)%	2.8	0.4%	2.2	0.1%	7.5	0.4%
Earnings Before Income Taxes and Equity Income	56.6	9.6%	47.6	7.2%	219.3	11.9%	196.0	9.7%
Income Tax Expense	13.0	2.2%	10.6	1.6%	49.9	2.7%	35.8	1.8%
Equity (Loss) Income, net of tax	(0.3)	(0.1)%	0.3	—%	0.1	—%	3.7	0.2%
Net Earnings	43.3	7.3%	37.3	5.6%	169.5	9.2%	163.9	8.2%
Net Earnings (Loss) Attributable to Redeemable Noncontrolling Interests	1.8	0.3%	(0.4)	(0.1)%	3.8	0.2%	(0.6)	—%
Net Earnings Attributable to Herman Miller, Inc.	$41.5	7.0%	$37.7	5.7%	$165.7	9.0%	$164.5	8.2%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.70		$0.64		$2.81		$2.79
Weighted Average Basic Common Shares	58,979,730		58,940,060		58,906,376		58,970,264
Earnings Per Share – Diluted	$0.70		$0.64		$2.80		$2.78
Weighted Average Diluted Common Shares	59,602,638		59,218,101		59,212,447		59,266,929

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(Unaudited) (Dollars in millions)	February 27, 2021	February 29, 2020
Cash provided by (used in):
Operating activities	$260.1	$191.8
Investing activities	(42.9)	(171.3)
Financing activities	(287.3)	(69.8)
Effect of exchange rate changes	13.5	0.7
Net change in cash and cash equivalents	(56.6)	(48.6)
Cash and cash equivalents, beginning of period	454.0	159.2
Cash and cash equivalents, end of period	$397.4	$110.6

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	February 27, 2021	May 30, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$397.4	$454.0
Short-term investments	7.5	7.0
Accounts receivable, net	190.7	180.0
Unbilled accounts receivable	29.1	19.5
Inventories, net	201.0	197.3
Prepaid expenses and other	42.8	59.3
Total current assets	868.5	917.1
Net property and equipment	326.0	330.8
Right of use assets	222.9	193.9
Other assets	637.5	612.1
Total Assets	$2,054.9	$2,053.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$159.4	$128.8
Short-term borrowings and current portion of long-term debt	52.1	51.4
Accrued liabilities	288.4	290.0
Total current liabilities	499.9	470.2
Long-term debt	274.9	539.9
Lease liabilities	200.6	178.8
Other liabilities	170.3	171.6
Total Liabilities	1,145.7	1,360.5
Redeemable Noncontrolling Interests	59.1	50.4
Stockholders' Equity	850.1	643.0
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$2,054.9	$2,053.9

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Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains certain non-GAAP financial measures such as Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline). Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to restructuring expenses and other special charges or gains, including related taxes. Adjusted Operating Earnings (Loss) represents reported operating earnings plus restructuring expenses and other special charges. Adjusted Gross Margin represents gross margin plus other special charges. Restructuring expenses include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program. Special charges include costs related to CEO transition, acquisition-related costs, and certain costs arising as a direct result of COVID-19. Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline) are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The North America Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the Company's owned contract furniture dealer is also included in the North America Contract segment. North America Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, Nemschoff healthcare and Herman Miller Collection products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the EMEA, Latin America and Asia-Pacific geographic regions. The Retail segment includes operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through e-commerce and Design Within Reach, HAY, and Herman Miller retail stores and studios. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

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A. Reconciliation of Operating Earnings to Adjusted Operating Earnings by Segment

	Three Months Ended				Nine Months Ended
	February 27, 2021		February 29, 2020		February 27, 2021		February 29, 2020
North America Contract
Net Sales	$268.2	100.0%	$413.4	100.0%	$930.2	100.0%	$1,322.5	100.0%
Gross Margin	93.0	34.7%	150.1	36.3%	338.4	36.4%	487.0	36.8%
Total Operating Expenses	81.1	30.2%	98.9	23.9%	239.1	25.7%	310.6	23.5%
Operating Earnings	11.9	4.4%	51.2	12.4%	99.3	10.7%	176.4	13.3%

Adjustments
Special Charges	—	—%	0.4	0.1%	0.3	—%	0.7	0.1%
Restructuring	0.2	0.1%	1.4	0.3%	2.6	0.3%	6.9	0.5%
Adjusted Operating Earnings	$12.1	4.5%	$53.0	12.8%	$102.2	11.0%	$184.0	13.9%

International Contract
Net Sales	$165.7	100.0%	$156.1	100.0%	$487.4	100.0%	$388.1	100.0%
Gross Margin	60.0	36.2%	50.8	32.5%	175.6	36.0%	130.9	33.7%
Total Operating Expenses	37.5	22.6%	39.5	25.3%	104.7	21.5%	93.6	24.1%
Operating Earnings	22.5	13.6%	11.3	7.2%	70.9	14.5%	37.3	9.6%

Adjustments
Special Charges	—	—%	5.0	3.2%	0.8	0.2%	5.0	1.3%
Restructuring	0.1	0.1%	0.4	0.3%	(1.1)	(0.2)%	1.0	0.3%
Adjusted Operating Earnings	$22.6	13.6%	$16.7	10.7%	$70.6	14.5%	$43.3	11.2%

Retail
Net Sales	$156.6	100.0%	$96.2	100.0%	$426.0	100.0%	$300.2	100.0%
Gross Margin	77.9	49.7%	42.4	44.1%	211.2	49.6%	127.0	42.3%
Total Operating Expenses	46.4	29.6%	44.0	45.7%	127.9	30.0%	133.4	44.4%
Operating Earnings (Loss)	31.5	20.1%	(1.6)	(1.7)%	83.3	19.6%	(6.4)	(2.1)%

Adjustments
Special Charges	—	—%	—	—%	0.1	—%	—	—%
Restructuring	—	—%	1.7	1.8%	—	—%	1.7	0.6%
Adjusted Operating Earnings (Loss)	$31.5	20.1%	$0.1	0.1%	$83.4	19.6%	$(4.7)	(1.6)%

Corporate
Operating Loss	$(10.8)	—%	$(10.5)	—%	$(32.0)	—%	$(34.3)	—%

Adjustments
Special Charges	—	—%	0.7	—%	—	—%	1.9	—%
Adjusted Operating Loss	$(10.8)	—%	$(9.8)	—%	$(32.0)	—%	$(32.4)	—%

Herman Miller, Inc.
Net Sales	$590.5	100.0%	$665.7	100.0%	$1,843.6	100.0%	$2,010.8	100.0%
Gross Margin	230.9	39.1%	243.3	36.5%	725.2	39.3%	744.9	37.0%
Total Operating Expenses	175.8	29.8%	192.9	29.0%	503.7	27.3%	571.9	28.4%
Operating Earnings	55.1	9.3%	50.4	7.6%	221.5	12.0%	173.0	8.6%

Adjustments
Special Charges	—	—%	6.1	0.9%	1.2	0.1%	7.6	0.4%
Restructuring	0.3	0.1%	3.5	0.5%	1.5	0.1%	9.6	0.5%
Adjusted Operating Earnings	$55.4	9.4%	$60.0	9.0%	$224.2	12.2%	$190.2	9.5%

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B. Reconciliation of Earnings per Share to Adjusted Earnings per Share

	Three Months Ended		Nine Months Ended
	February 27, 2021	February 29, 2020	February 27, 2021	February 29, 2020
Earnings per Share - Diluted	$0.70	$0.64	$2.80	$2.78

Less: Gain on consolidation of equity method investments	—	—	—	(0.51)
Less: Gain on legal settlement, after tax	(0.05)	—	(0.05)	—
Add: Special charges, after tax	—	0.06	0.01	0.08
Add: Restructuring expenses, after tax	—	0.04	0.02	0.12
Adjusted Earnings per Share - Diluted	$0.65	$0.74	$2.78	$2.47

Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	59,602,638	59,218,101	59,212,447	59,266,929
Note: The adjustments above are net of tax. For the three and nine months ended February 27, 2021 and February 29, 2020, the tax impact of the adjustments were immaterial.

C. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended				Nine Months Ended
	February 27, 2021		February 29, 2020		February 27, 2021		February 29, 2020
Gross Margin	$230.9	39.1%	$243.3	36.5%	$725.2	39.3%	$744.9	37.0%
Special Charges	—	—%	1.4	0.3%	1.0	0.1%	1.4	0.1%
Adjusted Gross Margin	$230.9	39.1%	$244.7	36.8%	$726.2	39.4%	$746.3	37.1%

D. Organic Sales Growth by Segment

	Three Months Ended				Three Months Ended
	February 27, 2021				February 29, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$268.2	$165.7	$156.6	$590.5	$413.4	$156.1	$96.2	$665.7
% change from PY	(35.1)%	6.1%	62.8%	(11.3)%

Adjustments
Currency Translation Effects (1)	(0.5)	(7.8)	(0.1)	(8.4)	—	—	—	—
Net Sales, organic	$267.7	$157.9	$156.5	$582.1	$413.4	$156.1	$96.2	$665.7
% change from PY	(35.2)%	1.2%	62.7%	(12.6)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Nine Months Ended				Nine Months Ended
	February 27, 2021				February 29, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Net Sales, as reported	$930.2	$487.4	$426.0	$1,843.6	$1,322.5	$388.1	$300.2	$2,010.8
% change from PY	(29.7)%	25.6%	41.9%	(8.3)%
Adjustments
Acquisitions	(10.6)	(87.3)	—	(97.9)	—	—	—	—
Currency Translation Effects (1)	(0.3)	(8.1)	(0.1)	(8.5)	—	—	—	—
Net Sales, organic	$919.3	$392.0	$425.9	$1,737.2	$1,322.5	$388.1	$300.2	$2,010.8
% change from PY	(30.5)%	1.0%	41.9%	(13.6)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

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E. Organic Order Growth by Segment

	Three Months Ended				Three Months Ended
	February 27, 2021				February 29, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$250.0	$159.9	$156.2	$566.1	$405.9	$159.4	$86.4	$651.7
% change from PY	(38.4)%	0.3%	80.8%	(13.1)%

Adjustments
Currency Translation Effects (1)	(0.5)	(7.9)	(0.1)	(8.5)	—	—	—	—
Orders, organic	$249.5	$152.0	$156.1	$557.6	$405.9	$159.4	$86.4	$651.7
% change from PY	(38.5)%	(4.6)%	80.7%	(14.4)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

	Nine Months Ended				Nine Months Ended
	February 27, 2021				February 29, 2020
	North America	International	Retail	Total	North America	International	Retail	Total
Orders, as reported	$824.0	$483.9	$444.0	$1,751.9	$1,309.5	$402.4	$291.4	$2,003.3
% change from PY	(37.1)%	20.3%	52.4%	(12.5)%

Adjustments
Acquisitions	(7.4)	(94.3)	—	(101.7)	—	—	—	—
Currency Translation Effects (1)	(0.3)	(8.5)	(0.1)	(8.9)	—	—	—	—
Orders, organic	$816.3	$381.1	$443.9	$1,641.3	$1,309.5	$402.4	$291.4	$2,003.3
% change from PY	(37.7)%	(5.3)%	52.3%	(18.1)%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

F. Design Within Reach Studio Metrics

	Studio Count				Studio Selling Square Footage
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	2/27/21	2/29/20	2/27/21	2/29/20	2/27/21	2/29/20	2/27/21	2/29/20
Beginning of Period	34	34	34	35	376,052	376,052	376,052	382,547
Studio Openings	—	—	—	1	—	—	—	8,730
Studio Closings	—	—	—	(2)	—	—	—	(15,225)
End of Period	34	34	34	34	376,052	376,052	376,052	376,052
Comparable Studios, End of Period*	34	30	34	30
Non-Comparable Studios, End of Period	—	4	4	4
DWR Comparable Brand Sales*	20.9%	1.1%	5.8%	2.6%
*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and e-commerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through e-commerce, outlet store, call center and wholesale channels.

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Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the third quarter of fiscal 2021 on Thursday, March 18, 2021, at 9:30 am ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at http://investors.hermanmiller.com/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller
Herman Miller is a globally recognized leader in design. Since its inception in 1905, the company’s innovative, problem-solving designs and furnishings have inspired the best in people wherever they live, work, learn, heal, and play. In 2018, Herman Miller created Herman Miller Group, a purposefully selected, complementary family of brands that includes Colebrook Bosson Saunders, DWR, Geiger, HAY, Maars Living Walls, Maharam, naughtone, and Nemschoff. Guided by a shared purpose—design for the good of humankind—Herman Miller Group shapes places that matter for customers while contributing to a more equitable and sustainable future for all. For more information visit www.hermanmiller.com/about-us.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. These include statements regarding outlook, future growth opportunities, expectations regarding the COVID-19 pandemic and recovery and innovation initiatives. These include statements under the “Outlook” and “Focused on the Future” sections of this release, as well as other statements regarding our growth opportunities, expectations regarding the COVID-19 pandemic and recovery and innovation initiatives. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term profit optimization goals, employment and general economic conditions, the pace of economic recovery in the U.S. and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, changes in global tariff regulations, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, our ability to integrate and benefit from acquisitions and investments, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, natural disasters, public health crises, disease outbreaks, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

This press release contains references to certain websites. Such additional information about the Company has been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.
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